PRESS RELEASE

Available for Immediate Publication: October 13, 2005
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces Third Quarter 2005 Earnings Increased 37% over Third Quarter 2004

Merced, California, October 13, 2005-Capital Corp of the West (NASDAQ:NMS: CCOW) today announced net income of $5,453,000 for the third quarter ended September 30, 2005, a 37% increase compared to the third quarter 2004; fully diluted earnings per share were $0.50 and return on equity (ROE) to shareholders was 18.8%.

“This 18.8% ROE to our shareholders reflects the growing strength of our franchise and the economic vitality of the many communities within nine counties in which we serve our customers”, stated Chief Executive Officer, Tom Hawker. “Over the last twelve months our market penetration has increased, allowing us to grow total loans 20%, total assets 17%, and have increased deposits by 18%. Additionally, this quarter we have opened a loan production office in Sacramento, received regulatory approval to open a new branch in Clovis, a new branch in Modesto, and to relocate our highly successful San Francisco branch to an improved high traffic location with additional space to continue to meet the expanding needs of our customers. Our plan calls for continued strong reinvestment in our franchise, while at the same time providing these high returns to our shareholders”.

“A very significant milestone for our home county of Merced and the State of California was reached this quarter with the grand opening of the University of California at Merced and the start of classes for almost 900 students. We are especially proud to have been part of the events leading up to this significant event. We look forward to supporting the University, the staff, and the students as the University continues with the planned build out of the campus to support the educational and cultural needs of this first class, and the future classes of students that will follow”, continued Mr. Hawker.

“During the quarter rates have continued to rise and as a result our tax equivalent margin of 4.75% is a 30 basis point improvement relative to the third quarter of 2004”, stated Chief Financial Officer R. Dale McKinney. “In addition to the rising rates, another contributor to this increased margin is the overall improved mix of interest earning assets as a result of increased loan levels. The improved margin, along with over $169 million in additional loans, serve as the primary driver of the 37% increase in earnings over the third quarter 2004”, continued Mr. McKinney.

Earnings Discussion

Net earnings were $5,453,000 or $0.50 per diluted share for the three months ended September 30, 2005. This compares to earnings of $3,983,000 or $0.37 per diluted share for the same period in 2004. Annualized return on average assets and return on average equity were 1.39% and 18.84% for the third quarter of 2005 compared with 1.21% and 16.26% for the same period in 2004.

The 2005 third quarter earnings of $5,453,000 reflect a year over year increase in earnings of $1,470,000 due primarily to an increased net interest margin. The increase in net interest income was driven by a $233,721,000 or a 19% increase in average interest earning assets. In comparing the 2005 to 2004 third quarter, total noninterest expenses increased by $1,254,000 due primarily to increases in salaries and related benefits of $562,000 or 11%, premises and occupancy expenses of $215,000 or 22% and equipment expenses of $246,000 or 31%. Increased salary and related benefits expenses were the result of staff increases necessary to accommodate branch expansion and normal salary progression. Increased expenses related to premises and occupancy expenses and equipment expenses were the result of the purchase and renovation of the Customer Service Center in Merced, and the branch premises and equipment expenditures throughout the branch network. Professional fees increased $83,000 or 25% due to costs related to compliance with Sarbanes Oxley legislation, BSA compliance and increased internal and external audit costs. Marketing expenses decreased $50,000 or 18% due primarily to decreased media marketing costs. Supplies expenses increased $14,000 due to increased branch supplies utilized throughout the growing branch network. Intangible expenses were reduced by $156,000 or 93% with the full amortization of the premium paid for branch deposits purchased from Bank of America in 1997. Our effective tax rate was 34% for the third quarter of 2005, unchanged from the 34% recorded for the third quarter of 2004. Income tax expense increased $803,000 to $2,845,000 when compared to the $2,042,000 recorded during the same quarter in 2004. The consistent 2005 tax rate is primarily attributable to an increase of $346,000 in tax advantaged municipal security interest income in 2005 when compared to 2004, which is offset by higher levels of fully taxable earnings in 2005 when compared to 2004.
Credit Quality

The Company’s allowance for loan losses was $14,598,000 or 1.42% of total loans at September 30, 2005. Nonperforming assets totaled $2,111,000 or 0.13% of total assets and nonperforming loans stood at $2,051,000 or 0.20% of total loans. At September 30, 2005 the allowance for loan losses totaled 712% of nonperforming loans. This compares to an allowance for loan losses of $13,804,000 or 1.61% of total loans at September 30, 2004. At September 30, 2004, nonperforming assets totaled $4,306,000 or 0.32% of total assets, nonperforming loans totaled $4,246,000 or 0.49% of total loans and the allowance for loan losses totaled 325% of nonperforming loans. The increase in the provision for loan losses of $156,000 in the quarter ended September 30, 2005 when compared to the same quarter in 2004 was due to an increase in criticized loans, partially offset by a decrease in loan charge-offs, and a decrease in nonperforming loans on a year over year basis. Net charge-off and recovery activity for the third quarter of 2005 resulted in a net recovery of $159,000, which compares to a net charge-off of $156,000 for the same period in 2004. The decreased charge-off activity in the third quarter of 2005 when compared to the same period in 2004 was primarily due to the success of workout efforts related to nonperforming loans.

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Book Values - Capital

The Company’s capital at September 30, 2005 stood at $117,979,000 compared with $101,775,000 as of September 30, 2004. Book value and tangible book value per share totaled $11.19 and $11.05 as of September 30, 2005 as compared to $9.80 and $9.59 as of September 30, 2004. The Company’s tangible leverage capital ratio stood at 8.53% at September 30, 2005, compared with 8.72% as of September 30, 2004. The Company’s risk based capital ratio stood at 11.50% at September 30, 2005, compared with 11.79% as of September 30, 2004.

Forecasted Information

Chief Financial Officer R. Dale McKinney comments on the remainder of 2005, “This forecast is based on a flat rate environment for the remainder of the year. Our ALCO model indicates slight asset sensitivity; therefore, if interest rates continue to rise as anticipated, margins and earnings should slightly improve relative to this forecast. The taxable equivalent net interest margin averaged 4.75% for third quarter of 2005 and is expected to average in the 4.62% to 4.65% range for the full 2005 year. Loan loss provision for the fourth quarter of 2005 is anticipated to remain fairly constant with this third quarter. Our effective tax rate for 2005 is forecasted at 33%. For 2005, ROE is forecasted in the 18.6% to 18.9% range and growth in total assets over yearend 2004 should be about 12% to 14%. The forecast for annual expense growth is in the 11% to 13% range for 2005 and reflects the infrastructure added primarily during fourth quarter 2004 in order to comply with provisions of both Sarbanes Oxley (SOX) and the Bank Secrecy Act (BSA), and in support of our continued franchise expansion. After adding back the two previously announced fourth quarter 2004 earnings charges related to the real estate investment trust and the other than temporary impairment charge, a 33% to 36% earnings improvement over the 2004 year is forecasted. This forecast includes the $539,000 after tax BOLI income recorded in the first quarter of this year. Full year reported 2005 earnings are anticipated to be in the $20.9 to $21.3 million range, or fully diluted earnings per share in the $1.94 to $1.98 range. Risk based capital ratios are anticipated at 11.25% to 11.50% and leverage capital ratios are anticipated at 8.25% to 8.50% during the full 2005 year. These ratios are considered well capitalized by regulatory definitions.”

Our past practice has been to provide forecasted information. However, going forward, we will no longer be providing forecasted information. Our decision is consistent with the growing trend of companies that either have discontinued the practice or do not provide “guidance” or forecasted information.

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Conference Call Recording

Capital Corp of the West’s third quarter 2005 earnings conference call is scheduled for October 14, 2005 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

Safe Harbor

In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company’s future results. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company’s dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

Reference Information

 Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 28 years of service as “Central California’s Community Bank.”Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco, and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-nine banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

-Financial Tables Follow-

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Capital Corp of the West
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Interest income	$23,487	$17,587	$65,151	$51,787
Interest expense	6,520	4,256	17,243	12,511
Net interest income	16,967	13,331	47,908	39,276
Provision for loan losses	1,035	879	1,356	2,183
Noninterest income:
Service charges on accounts	1,554	1,641	4,447	4,655
Increase in CSV of life insurance policies	310	271	770	767
Other income	802	707	2,458	2,228
Noninterest expenses:
Salaries and related benefits	5,538	4,976	16,748	15,470
Premises and occupancy	1,205	990	3,256	2,533
Equipment	1,035	789	2,936	2,361
Professional fees	418	335	1,620	1,103
Marketing	231	281	855	781
Intangible amortization	11	167	34	500
Supplies	236	222	808	622
Other expenses	1,626	1,286	5,053	4,327
Total noninterest expenses	10,300	9,046	31,310	27,697
Income before income taxes	8,298	6,025	22,917	17,046
Provision for income taxes	2,845	2,042	7,350	5,539
NET INCOME	$5,453	$3,983	$15,567	$11,507

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Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)

			2005	2005
(Dollars in thousands)	At Sept. 30,		Averages	Averages
	2005	2004	QTD	YTD
Assets
Cash and noninterest-bearing deposits in other banks	$51,916	$43,894	$46,720	$43,495
Federal funds sold	4,760	3,910	2,101	4,411
Time deposits at other financial institutions	350	350	350	855
Investment securities available for sale, at fair value	237,792	267,031	248,942	264,700
Investment securities held to maturity at cost, fair value of $182,864 and $120,893 at September 30, 2005 and 2004	183,779	120,191	184,522	180,256
Loans, net of allowance for loan losses of $14,598 and $13,804 at September 30, 2005 and 2004	1,012,633	844,176	995,091	933,364
Interest receivable	6,613	5,530	6,364	6,089
Premises and equipment, net	26,725	20,040	25,860	24,465
Goodwill and intangible assets	1,439	2,149	1,443	1,455
Cash value of life insurance	31,525	28,063	30,469	28,976
Investment in housing tax credit limited partnerships	8,217	8,763	8,314	8,438
Other assets	15,335	7,856	13,828	14,137
Total assets	$1,581,084	$1,351,953	$1,564,004	$1,510,641

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing demand	$288,791	$234,578	$281,328	$268,343
Negotiable orders of withdrawal	189,776	148,409	180,577	174,734
Savings	372,761	345,937	371,188	363,763
Time, under $100	210,446	196,887	210,367	204,138
Time, $100 and over	226,734	161,840	220,385	194,792
Total deposits	1,288,508	1,087,651	1,263,845	1,205,770

Other borrowings and subordinated debentures	161,645	156,655	171,730	182,609
Accrued interest, taxes and other liabilities	12,952	5,872	12,660	11,657
Total liabilities	1,463,105	1,250,178	1,448,235	1,400,036

Preferred stock, no par value; 10,000,000 shares authorized; none outstanding	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,543,205 and 10,390,185 issued & outstanding at September 30, 2005 and 2004	58,982	56,572	58,398	57,826
Retained earnings	60,194	45,459	58,151	53,279
Accumulated other comprehensive loss	(1,197)	(256)	(780)	(500)
Total shareholders’ equity	117,979	101,775	115,769	110,605
Total liabilities and shareholders’ equity	$1,581,084	$1,351,953	$1,564,004	$1,510,641

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Capital Corp of the West
Loan Portfolio Composition

(Dollars in thousands)	Sept. 30, 2005		Sept. 30, 2004
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent Of loans
Commercial	$262,875	26%	$236,738	27%
Agricultural	75,654	7	83,057	10
Real estate construction	158,292	15	100,166	12
Real estate mortgage	449,204	44	361,379	42
Consumer	81,206	8	76,640	9
Total	1,027,231	100%	857,980	100%
Less allowance for loan losses	(14,598)		(13,804)
Net loans	$1,012,633		$844,176

Allowance for Loan Loss Activity

	Nine Months Ended Sept. 30,
	2005	2004	2003
	(Dollars in thousands)
Allowance for Loan Losses:
Balance at beginning of period	$13,605	$12,524	$11,680
Provision for loan losses	1,356	2,183	1,697
Charge-offs	(1,318)	(1,420)	(1,396)
Recoveries	955	517	535
Net charge-offs	(363)	(903)	(861)
Balance at end of period	$14,598	$13,804	$12,516

Gross loans outstanding at period-end	$1,027,231	$857,980	$721,922
Average gross loans outstanding	$947,022	$799,997	$672,370

Annualized net charge-offs to average loans	0.05%	0.15%	0.17%
Allowance for loan losses
To total loans	1.42%	1.61%	1.73%
To nonperforming loans	664%	325%	722%

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Capital Corp of the West
Loan Repricing Table - 09/30/05

	Within	One to	Over
	One Year	Five Years	Five Years	Total
Loans with floating rates - repricing	$612,564	$167,965	$32,807	$813,336
Loans with fixed rates - maturities	43,946	62,351	107,598	213,895
Total	$656,510	$230,316	$140,405	$1,027,231

Selected Financial Data

	Three Months Ended 9/30/05	Three Months Ended 9/30/04	Nine Months Ended 9/30/05	Nine Months Ended 9/30/04
Basic Earnings Per Share	$0.52	$0.38	$1.49	$1.12
Diluted Earnings Per Share	$0.50	$0.37	$1.44	$1.08
Annualized return on:
Average assets	1.39%	1.21%	1.37%	1.20%
Average equity	18.84%	16.26%	18.77%	16.14%
Net interest margin	4.75%	4.45%	4.67%	4.49%
Efficiency ratio	52%	56%	56%	59%
Annualized net charge-offs to average loans	(0.06)%	0.08%	0.05%	0.15%

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Capital / Shareholder Information

	Sept. 30, 2005	Sept. 30, 2004

Book value per share	$11.19	$9.80
Tangible book value per share	$11.05	$9.59

Leverage capital ratio	8.53%	8.72%
Risk based capital ratio	11.50%	11.79%

Nonperforming Assets

	Sept. 30	Sept. 30
	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$2,042	$3,836
Accruing loans past due 90 days or more	9	410
Total nonperforming loans	2,051	4,246
Other real estate owned	60	60
Total nonperforming assets	$2,111	$4,306
Nonperforming loans to total loans	0.20%	0.49%
Nonperforming assets to total assets	0.13%	0.32%

Return to Form 8-K

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